Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 28, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Nash-Finch Company on Form 10-K for the year ended December 29, 2012, which are incorporated by reference in this filing on Form 8-K/A. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Spartan Stores, Inc. d/b/a SpartanNash on Form S-8 (File Nos. 333-100794, 333-110593, 333-110952, 333-129156, 333-145432, 333-161742, 333-161745, 333-161749, 333-186683, 333-49448, 333-65802, 333-66430, 333-71774, 333-72010 , 333-75810, 333-96615, and 333-192713).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

February 3, 2014